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                                August 7, 1997

                                  Cede & Co.
                       c/o The Depository Trust Company
                               7 Hanover Square
                           New York, New York 10004




New York State Electric & Gas Corporation
4500 Vestal Parkway East
Binghamton, New York  13902

Attention:  Corporate Secretary

Ladies and Gentlemen:

         Cede & Co., the nominee of The Depository Trust Company ("DTC"), is a holder of record of shares of common stock, par value $6.66 2/3 per share ("Common Stock"), of New York State Electric & Gas Corporation, a New York corporation (the "Company"). DTC is informed by its Participant, National Financial Services Corporation ("Participant"), that on the date hereof 225 shares (the "Shares") of Common Stock credited to Participant's DTC account are and have been beneficially owned for over six months by Ms. Lee Brenin, an indirect customer of Participant (the "Customer"). Cede & Co. has been advised by Participant that the Shares have been credited to its DTC account for the immediately preceding 6 months and continue to be credited to Participant's account on the date hereof.

         At the request of Participant, on behalf of the Customer and pursuant to ss.624 of the New York Business Corporation Law, Cede & Co., as the holder of record of the Shares for more than six months, hereby demands the right, during the usual hours for business, to inspect the following records and documents of the Company and to make copies or extracts therefrom:

         (a) A complete record or list of the shareholders of the Company, certified by the Company or its transfer agent, showing the names and addresses of each shareholder, the account number of each such shareholder, and the number and class of shares of stock registered in the name of each such shareholder, as of the most recent date available;

         (b) A complete record or list of the shareholders participating in any employee benefit plan, or other comparable plan, of the Company, certified by the Company or its transfer agent, showing the name and address of each participating shareholder, the number and class of shares owned by such participating shareholder, and a description of the voting and dispositive rights of the participating shareholders and/or any administrator or trustee of each such employee benefit plan or other comparable plan;

         (c) A magnetic computer tape list of the shareholders referred to in paragraph (a), showing the names and addresses of each shareholder, the account number of each such shareholder, and number and class of shares of stock registered in the name of each such shareholder, as of the most recent date available, such computer processing data as is necessary to make use of

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         such magnetic computer tape, and a printout of such magnetic computer tape for verification purposes;

         (d) A magnetic computer tape list of the participating shareholders referred to in paragraph (b), showing the names and addresses of each participating shareholder, the account number of such participating shareholder, and the number and class of shares of stock owned by each such participating shareholder, as of the most recent date available, such computer processing data as is necessary to make use of such magnetic computer tape, and a printout of such magnetic computer tape for verification purposes;

         (e) All daily transfer sheets showing changes in the lists of the shareholders of the Company referred to in paragraphs (a) and (b) above, showing changes in the names, addresses, account numbers, and numbers and classes of shares of stock of the holders thereof, which are in or come into the possession or control of the Company or its transfer agent, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees, or their nominees, from the date of such list to such date as CalEnergy (as defined below) consummates or withdraws the Proposal (as defined below), which daily transfer sheets should be provided on a weekly basis;

         (f) All information in or which comes into the possession or control of the Company or its transfer agent, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees, or their nominees concerning the names, addresses and numbers and classes of shares held by the participating brokers, dealers, banks, clearing agencies or voting trustees named in the individual nominee names of Cede & Co., Philadep, DLJ and any other or similar nominees;

         (g) All information in or which comes into the possession or control of the Company or its transfer agent, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees, or their nominees, relating to the names of the non-objecting and acquiescing beneficial owners of common stock in the Company ("NOBOs"), in the format of a printout and magnetic tape in descending order balance (such information being readily available to the Company under Rule 14b-1(c) or Rule 14b-2(c) of the Securities Exchange Act of 1934 from Independent Election Corporation of America);

         (h) A stop list or stop lists relating to any shares of stock of the Company as of the date of the list referred to in paragraphs (a) and
         (b) above;

         (i) All information in or which comes into the possession or control of the Company or its transfer agent, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees, or their nominees concerning any change in the total number of shares of Common Stock outstanding since the Company's filing of its Form 10-Q for the period ended March 31, 1997; and

         (j) All information requested in paragraph (a), (b), (c), (d), (f),
         (g) and (i) as of the Record Date (as the same may be determined) of any consent or proxy solicitation of the Company's shareholders which the Purchaser or its affiliates may hereafter commence and any and all omnibus proxies and respondent omnibus proxies as of the record date of any such consent or proxy solicitation.

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         Cede & Co., at the request of Participant, on behalf of the Customer, further demands that modifications or additions to or deletions from any and all records referred to in paragraphs (a) through (j) above, from the date of the list referred to in paragraph (a) above to such date as CalEnergy consummates or withdraws the Proposal, be immediately furnished to the Customer, as such modifications, additions or deletions become available to the Company or its agents or representatives.

         Cede & Co. has been advised by the Participant that the Customer or CalEnergy Company, Inc. will bear the reasonable costs incurred by the Company including those of its transfer agent(s) or registrar(s) in connection with the production of the information demanded.

         Cede & Co. has been advised by the Participant that the purpose of this notice is to enable CalEnergy Company, Inc. ("CalEnergy") and CE Electric
(NY), Inc. (the "Purchaser") to facilitate communications with other shareholders of the Company regarding the affairs of the Company, including the tender offer by the Purchaser and CalEnergy, a corporate affiliate of the Purchaser, commenced on July 18, 1997; the proposal by CalEnergy to acquire the Company in a consensual merger (the "Proposal"); and a possible consent or proxy solicitation, if CalEnergy determines to do so.

         Cede & Co. hereby designates and authorizes Willkie Farr & Gallagher, MacKenzie Partners, Inc. and their respective partners and employees, and any other persons designated by them, acting singly or in combination, to conduct the inspection, extracting and copying herein requested.

         Please immediately advise either Mr. Mark Harnett of MacKenzie Partners, Inc., 156 Fifth Avenue, New York, New York 10010 (212-929-5500) or Steven A. Seidman, Esq., of Willkie Farr & Gallagher, One Citicorp Center, 153 East 53rd Street, New York, New York 10022 (212-821-8000), as to when and where the items demanded above will be available.

         A written affidavit of Cede & Co. is attached hereto as Annex 1.

         While Cede & Co. is furnishing this demand as the shareholder of record of the Shares, it does so at the request of Participant and only as a nominal party for the true party in interest, the Customer. Cede & Co. has no interest in this matter other than to take those steps which are necessary to ensure that the Customer is not denied its rights as the beneficial owner of the Shares, and Cede & Co. assumes no further responsibility in this matter.

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         Please acknowledge receipt of this letter by signing the enclosed copy of this letter in the place indicated below and returning it to our messenger who has been instructed to wait.



                                              Very truly yours,

                                              Cede & Co.

                                              By: /s/ John L. Scheuermann
                                                  --------------------------
                                                  John L. Scheuermann
                                                  Partner

Receipt of a signed and notarized
copy of this letter on August __, 1997
is hereby acknowledged on behalf
of New York State Electric & Gas Corporation

Name:
     -------------------------
Title:
      ------------------------





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                                                                       ANNEX 1
                                                                       -------

STATE OF NEW YORK          )
                           )    SS.:
COUNTY OF NEW YORK         )


                  John L. Scheuermann, having been first duly sworn according to law, deposes and says that he is a partner of Cede & Co., that he is authorized on behalf of Cede & Co. to execute the foregoing demand and to make the demand designations, authorizations and representations contained therein, that Cede & Co. has been a holder of record of the Shares for at least six months prior to the attached demand and that the foregoing demand is not for the purpose which is in the interest of a business or object other than the business of New York State Electric & Gas Corporation. Subject to the following paragraph, Cede & Co. has not within five years sold or offered for sale any list of stockholders of any corporation of any type or kind, whether on or not formed under the laws of New York, or aided or abetted any person in procuring any such record of stockholders for any such purpose.


                  Companies whose securities are eligible for deposit in the DTC system may subscribe to receive from DTC a daily, weekly, monthly or quarterly dividend record date report known as a Security Position Listing, showing the total amount of their securities deposited within the system and giving a breakdown of the amount of securities each Participant has on deposit at the time of the report. The cost of the reports depends on the frequency with which a company receives them. Each company receives free of charge a report of its voting securities in the system each year at the time of its annual meeting.


                  The statements contained in the foregoing demand are true and correct.


                                               Cede & Co.

                                               /s/ John L. Scheuermann
                                               -----------------------------
                                               By:  John L. Scheuermann
                                                    Partner


Sworn to before me this
7th day of August, 1997


Notary Public

Sue Ann Vajda
-----------------------

My commission expires:  December 31, 1998